Exhibit T3E-14

MAXCOM ANNOUNCES CONFIRMATION OF CONSENSUAL CHAPTER 11 PLAN OF REORGANIZATION

Plan of Reorganization Confirmed by Court and Receives Bondholders Ad Hoc Group Support

Mexico City, Mexico, September 17, 2019 — Maxcom Telecomunicaciones S.A.B. de C.V. and its subsidiary Maxcom USA Telecom, Inc. (the “Company” or “Maxcom”) today announced that Bankruptcy Judge Drain of the U.S. Bankruptcy Court for the Southern District of New York approved the Company’s Prepackaged Plan of Reorganization (the “Plan”) and will enter an order confirming the Plan.  The Ad Hoc Group of holders of the Old Notes (the “Ad Hoc Group”) withdrew its objection to the Plan, and expressed its support for the Plan after the Company and the Ad Hoc Group agreed to certain changes to the Plan.

Confirmation comes less than one month after the Company filed for bankruptcy protection under Chapter 11 of the Bankruptcy Code.  Accomplishment of this milestone will allow Maxcom to emerge from Chapter 11 and restructure the Old Notes due 2020 in accordance with terms agreed to with our bondholders.  The Company will exit from Chapter 11 as quickly as possible and close the restructuring of the Old Notes.  As previously announced, the Plan does not affect the Company’s other obligations and the Company will continue to operate its business without any interruption from the financial restructuring of the Old Notes or the chapter 11 cases.  The Plan will reduce the Company’s financial debt by approximately US$ 47 million upon emergence.

“Confirmation of the Plan marks a critical milestone on our goal to restructure the Old Notes and delever the Company,” said Erik Gonzalez, Maxcom’s Chief Financial Officer.  “Our successful financial restructuring is a credit to the entire Maxcom team and reflects the continued support of our customers, suppliers, bondholders and shareholders. We will move forward with a well-capitalized business, which will allow us to continue to operate successfully.”

Additional information about Maxcom’s restructuring is available at the Company’s website http://ri.maxcom.com/ or via the Company’s restructuring information line, toll free case phone number is +1 844-234-1694 or the international case phone number is +1 917-942-6396.  For access to Court documents and other general information about the Chapter 11 cases, please visit https://cases.primeclerk.com/Maxcom/.

About Maxcom

Maxcom Telecomunicaciones, S.A.B. de C.V., headquartered in Mexico City, is a facilities-based telecommunications provider using a “smart-build” approach to deliver “last-mile” connectivity to enterprises and residential customers in the Mexican territory.

Maxcom launched its commercial operations in May 1999 and is currently offering local and long-distance telephony services, wired, wireless and cellular data transmission and value-added services in Mexico City metropolitan area, Monterrey, Puebla, Querétaro, León, Guadalajara, San Luis Potosí, Tehuacán and Toluca, and on a selected basis in several cities in Mexico. The information contained in this press release is the exclusive responsibility of Maxcom Telecomunicaciones, S.A.B. de C.V. and has not been reviewed by the Mexican National Banking and Securities Commission (the “CNBV”) or any other authority. The registration of the securities described in this press release before the National Registry of Securities (Registro Nacional de Valores) held by the CNBV, shall it be the case, does not imply any certification as to the investment quality of the securities or of Maxcom’s solvency.

For more information visit https://cases.primeclerk.com/Maxcom/.

Forward-looking Statements

This document may include forward-looking statements that involve risks and uncertainties that are detailed in the statement and from time to time in the Company’s reports to its security holders. Words such as “estimate,” “project,” “plan,” “believe,” “expect,” “anticipate,” “intend,” and similar expressions may identify such forward-looking statements. The Company wants to caution readers that any forward-looking statement in this document or made by the Company’s management involves risks and uncertainties that may change based on various important factors not under the Company’s control. These forward-looking statements represent the Company’s judgment as of the date of this document. The Company disclaims, however, any intent or obligation to update these forward-looking statements.